DATED 21 September 2011

(1) GLOBAL PHARM HOLDINGS, INC.

(2) BLAZER DELIGHT LIMITED

ASSIGNMENT AGREEMENT

Roome Puhar
in association with
Bingham McCutchen LLP
Suites 4901-4904
One Exchange Square
8 Connaught Place
Central Hong Kong

THIS DEED is made on 21 September 2011

BETWEEN

(1)
GLOBAL PHARM HOLDINGS, INC., a company incorporated under the laws of the State of Delaware, the U.S.A. and having its registered office at 2711 Centerville Rd., Ste. 400, Wilmington, DE and its principal place of business at Room 2503-2505, New World Center, No. 6009 Yitian Road, Futian District, Shenzhen, China. (the “Chargor”); and

(2)
BLAZER DELIGHT LIMITED, a company incorporated under the laws of the British Virgin Islands under number 1631470 with its registered office at Sea Meadow House, Blackburne Highway, (P.O. Box 116), Road Town, Tortola, British Virgin Islands (the “Bondholder” which terms shall include any of its future permitted assignees and/or transferees).

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Except as otherwise provided in this Deed, terms and expressions defined in the Instruments shall have the same meanings when used in this Deed.

“Assigned Assets”	means the Charged Obligations expressed to be assigned by way of security pursuant to Clause 4.1(a).

“Bonds”
means up to US$15,000,000 aggregate principal amount of Convertible Bonds of the Chargor due 2013 and issued pursuant to the Instruments in registered form and convertible into shares of common stock of the Chargor.

“Charged Assets”	means the Charged Obligations, the Relevant Documents and Related Rights.

“Charged Obligations”
means any indebtedness owed by a Subsidiary to the Chargor for or in respect of: (a) moneys borrowed, (b) amounts raised pursuant to a credit or loan facility, (c) amounts raised pursuant to a note issuance, (d) amounts raised under any other transaction (including any forward sale, purchase agreement or derivative) that has the commercial effect of a borrowing or (e) any guarantee of any nature whatsoever provided in respect of any obligation of a type described in (a) through (d) of this definition owing by a Subsidiary to the Chargor.

“Default Rate”
means the fixed rate identified in the Instruments as being the rate at which the principal amount of the Bonds shall be entitled to interest if the Bonds remain unpaid after they have become due and repayable.

“Delegate”	means any delegate, sub-delegate, agent, attorney or co-trustee appointed by the Bondholder or by a Receiver.

“Delivery Date”	means each date on which Charged Obligations are incurred or created.

“Encumbrance”
means any encumbrance or security interest of any kind whatsoever including without limitation a mortgage, charge, pledge, lien, hypothecation, restriction, right to acquire, right of pre-emption, warrant, option, conversion right, third party right or interest, right of set-off or counterclaim, equities, trust arrangement or any other type of preferential agreement (such as a retention of title arrangement) having similar effect or any other rights exercisable by or claims by third parties.

“Finance Documents”	means the this Deed, the Instruments, the Bonds, the Investor Rights Deed, the Subscription Agreement, the Share Charge and the Individual Guarantee.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Instruments”	means the bond instruments relating to the issuance of up to US$15,000,000 aggregate principal amount of the Bonds (including the terms and conditions of the Bonds applicable thereto).

“Party”	means a party to this Deed.

“Receiver”	means any receiver, receiver and manager or administrative receiver appointed by the Bondholder under this Deed.

“Related Rights”	means, in relation to any Charged Obligation (a) all amounts paid or payable on the relevant Charged Obligation or on any asset referred to in paragraph (b) of this definition; and

(b) all rights, monies or property accruing or offered at any time in relation to such Charged Obligation whether by way of redemption, substitution or exchange under option rights or otherwise.

“Relevant Document”	means any contract or agreement entered into by the Chargor evidencing a Charged Obligation.

“Secured Obligations”
means all present and future obligations and liabilities in favour of the Bondholder whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever of all or any of the Chargor, the Individual Guarantor or the Corporate Guarantors and/or their respective successors and/or permitted assigns under all and/or any of the Finance Documents to which any of the Chargor, the Individual Guarantor, the Corporate Guarantors and/or their respective successors and/or permitted assigns is a party.

“Security”	means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement have a similar effect.

“Security Period”
means the period beginning on the date hereof and ending on the date on which the Bondholder has confirmed to the Chargor in writing that all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full as provided in Clause 28.1.

“Subsidiary”	means any company Controlled by the Chargor.

“$”, “US” and “US dollars”	means the lawful currency for the time being of the United States of America.

1.2	Interpretation

(a)
Unless a contrary indication appears, in this Deed the provisions of Clause 1 (Interpretation) of the Instruments, if relevant, apply to this Deed as though they were set out in full in this Deed, except that references to “this Agreement” will be construed as references to this Deed.

(b)	Unless a contrary indication appears, any reference in this Deed to:

(i)
a “Chargor” or the “Bondholder” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Bondholder, any person for the time being a Bondholder in accordance with the Instruments.

(ii)
“this Deed”, the “Instruments”, any other “Finance Document” or any other agreement or instrument is a reference to this Deed, the Instruments, that other Finance Document or that other agreement or instrument as amended, supplemented, extended, restated, novated and/or replaced in any manner from time to.

(iii)
“Secured Obligations” includes obligations and liabilities which would be treated as such but for the winding up, liquidation, administration or dissolution of or similar event affecting the Chargor, the Individual Guarantor or any Corporate Guarantor.

(iv)	Each undertaking of the Chargor (other than a payment obligation) contained in this Deed:

(A)	must be complied with at all times during the Security Period; and

(B)	is given by the Chargor for the benefit of the Bondholder.

(c)
If the Bondholder reasonably considers that an amount paid by the Chargor, the Individual Guarantor or any Corporate Guarantor under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Chargor, the Individual Guarantor or any Corporate Guarantor (as applicable), then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(d)	The Parties intend that this document shall take effect as a deed notwithstanding the fact that a Party may only execute this document under hand.

(e)	Unless the context otherwise requires, references in this Deed to “Clauses” are to the clauses or sub-clauses of this Deed and references to “Paragraphs” are to paragraphs of this Deed.

(f)
A reference to a legal term for a legal document, court, judicial process, action, remedy, legal status, official or any other legal concept, in respect of a jurisdiction other than Hong Kong, deemed to be a reference to whatever most closely equates to the Hong Kong legal term in that jurisdiction.

(g)	The expression “including” shall be construed to mean “including without limitation”.

2.	COVENANT TO PAY

2.1	Covenant to pay

(a)	The Chargor covenants in favour of the Bondholder that it will pay and discharge the Secured Obligations from time to time when they fall due.

(b)
Every payment by the Chargor of a Secured Obligation which is made to or for the benefit of the Bondholder to which that Secured Obligation is due and payable in accordance with the Finance Documents under which such sum is payable to the Bondholder, shall operate in satisfaction to the same extent of the covenant contained in Clause 2.1(a).

2.2	Default interest

Any amount which is not paid under this Deed when due shall bear interest (both before and after judgment and payable on demand) from the due date until the date on which such amount is unconditionally and irrevocably paid and discharged in full on a daily basis at the Default Rate as in effect from time to time.  In such a case, default interest will accrue from day to day on a year of 365 days and will be compounded at such intervals as the Bondholder states are appropriate.

3.	GRANT OF SECURITY

3.1	Nature of security

All charges and assigns created or made by or pursuant to this Deed are created or made:

(a)	in favour of the Bondholder;

(b)	free from any Encumbrance; and

(c)	as continuing security for payment of the Secured Obligations.

4.	FIXED CHARGES AND ASSIGNMENTS

4.1	(a)	The Chargor, as legal and beneficial owner and as continuing security for the due and punctual payment and discharge of all Secured Obligations:

(i)
charges by way of first fixed charge and assigns by way of fixed security with first ranking security (and agrees to assign by way of fixed security with first ranking security) to the Bondholder, all its rights, title and interest present and future in and to the Charged Assets except to the extent that such rights are subject to a valid and effective assignment by way of fixed security with first ranking security under Clause 4.1(a)(ii); and

(ii)
assigns, and agrees to assign, by way of fixed security with first ranking security absolutely to the Bondholder all its rights (including those rights it may have against a nominee), present and future, relating to any of the Charged Assets including without limitation:

(A)	its rights relating to or against any depositary, nominee or similar person with whom any of the Charged Assets may be deposited;

(B)	all rights it may have against any person to require delivery to it of any of the Charged Assets;

(C)	all rights (contractually or otherwise) to give instructions relating to any of the Charged Assets; and

(D)	all claims for damages and rights to receive moneys due or to become due for any reason whatsoever in respect of any of the Charged Assets, including those rights it may have against a nominee.

(b)
If and to the extent that the law of any state of the United States of America applies to the Security created by this Deed (despite, and without prejudice to, Clause 29), the Security created or provided for in this Deed shall constitute a “Security Agreement” within the meaning of the Uniform Commercial Code (the “UCC”) of such state, and the Chargor hereby grants to the Bondholder a “Security” interest under the UCC in all right, title, interest and property of the Chargor referred to in Clause 4.1(a), whether now owned or hereafter acquired and wherever located, and all proceeds thereof, all as continuing security for the due and punctual payment and discharge of all Secured Obligations, with the Bondholder having (in addition to all other rights and remedies available under this Deed and applicable law) all rights and remedies of a secured party under the UCC of each such state.

4.2	Charged Obligations

The Bondholder is not obliged to take any steps necessary to preserve the Charged Assets or to make any enquiries as to the nature or sufficiency of any payment received by it pursuant to this Deed.

5.	CONTINUING SECURITY

5.1	Continuing security

The Security created by this Deed is continuing and will extend to the ultimate balance of the Secured Obligations regardless of any intermediate payment or discharge in whole or in part.  This Deed shall remain in full force and effect as a continuing security for the duration of the Security Period.

5.2	Additional and separate security

This Deed is in addition to, without prejudice to, and shall not merge with, any other right, remedy, guarantee or Security which the Bondholder may at any time hold for any Secured Obligation.

5.3	Right to enforce

This Deed may be enforced against the Chargor without the Bondholder first having recourse to any other right, remedy, guarantee or Security held by or available to it or any of them.

6.	LIABILITY OF THE CHARGOR RELATING TO CHARGED OBLIGATIONS

Notwithstanding anything contained in this Deed or implied to the contrary, the Chargor remains liable to observe and perform all conditions and obligations assumed by it in relation to the Charged Assets.  The Bondholder is under no obligation to perform or fulfil, any such condition or obligation or to make any payment in respect of any such condition or obligation.

7.	REPRESENTATIONS

7.1	General

The Chargor makes the representations and warranties set out in this Clause 7 to the Bondholder.

7.2	Ownership of Charged Obligations

The Chargor is the sole legal and beneficial owner of all of the Charged Obligations.

7.3	Incorporation, etc.

The Chargor is duly incorporated and validly existing under the laws of the State of Delaware and has full power and authority to carry on its business as it is now being conducted.

7.4	Compliance, etc.

(a)
The Chargor has the corporate power, authority and capacity to create the Security contained herein and to enter into this Deed on the terms and conditions set out herein and to perform and observe its obligations hereunder.

(b)	The obligations expressed to be assumed by the Chargor in this Deed are legal, valid, binding and enforceable.

(c)
The entry into and performance by the Chargor of this Deed, and the transactions contemplated by this Deed, and the enforcement of this Deed by the Bondholder, do not and will not conflict with (i) the certificate of incorporation or by-laws of the Chargor, (ii) any law or regulation applicable to the Chargor or (iii) any agreement or instrument by which the Chargor is bound.

(d)	The Chargor has the power to enter into, perform and deliver this Deed and the transactions contemplated by this Deed.

(e)	All approvals or authorisations required:

(i)	to enable the Chargor lawfully to enter into, exercise its rights and comply with its obligations in this Deed and the transactions contemplated by this Deed; and/or

(ii)	to enable the Chargor to create the Security created by this Deed and to ensure that such Security has the priority and ranking they are expressed to have,

have been obtained or effected and are in full force.

(f)	This Deed creates in favour of the Bondholder the Security over the Charged Assets with the ranking and priority it is expressed to have in this Deed.

(g)	There is no Encumbrance over all or any part of the Charged Assets.

(h)	As at the date of this Deed there are no Charged Obligations.

7.5	Time when representations made

(a)
All the representations and warranties in this Clause 7 (Representations) are made by the Chargor on the date of this Deed and are also deemed to be made by the Chargor on each date on which any amount due to the Bondholder from the Individual Guarantor, the Chargor or any Corporate Guarantor under the Finance Documents remains outstanding.

(b)
Each representation or warranty deemed to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

8.	UNDERTAKINGS BY THE CHARGOR

8.1	Negative pledge and Disposals

The Chargor undertakes to and agrees with the Bondholder throughout the continuance of this Deed and for so long as the Secured Obligations or any part thereof remains owing that it shall, unless the Bondholder otherwise agrees in writing and in any such case prior to the completion of a QIPO:

(a)	not to create or attempt or agree to create or permit to arise or exist any Encumbrance over any of the Charged Obligations or otherwise assign, deal with or dispose of the Charged Obligations; and

(b)
not to sell or dispose of (or agree conditionally or otherwise to sell or dispose of) nor grant in favour of any other person, the whole of or any interest in or any option, warrant or other rights in respect of any of the Charged Obligations.

8.2	Charged Obligations generally

The Chargor undertakes to and agrees with the Bondholder throughout the continuance of this Deed and so long as the Secured Obligations or any part thereof remains owing that it shall not do, or permit to be done, anything which would be calculated or intended to reduce, jeopardise or otherwise prejudice the value of the Security constituted by this Deed.

8.3	Deposit of documents and notices

(a)
The Chargor shall deliver or procure that there shall be delivered to the Bondholder the following documents (in a form and substance satisfactory to the Bondholder (acting reasonably)) on each Delivery Date:

(i)
valid and duly issued notes, instruments (or other negotiable document, so long as the perfection as to any security interest in respect thereof is governed by Hong Kong law when possession thereof is maintained in Hong Kong) in respect of such Charged Obligations;

(ii)	duly executed instruments of transfer or assignments in respect of such Charged Obligations but with the dates and names of the transferees left blank; and

(iii)	all other documents necessary or conducive to enable the Bondholder to register such Charged Obligations in its name or in the name of its nominees.

(b)	The Chargor shall promptly make all payments which may become due in respect of the Charged Obligations.

(c)	The Chargor shall not nominate another person to enjoy or exercise all or any specified rights of the Chargor in relation to the Charged Obligations.

(d)
Schedule 1 will set forth a true, correct and complete list of all Charged Obligations constituting Security owned or written in favour of the Chargor.  The Chargor authorizes the Bondholder to modify this Agreement to include Charged Assets delivered on a Delivery Date without the necessity of the Chargor's further approval or signature by amending Schedule 1 hereto.

8.4	Rights of the Parties in respect of Charged Obligations

(a)	Until an Event of Default occurs, but without prejudice to the other rights of the Bondholder, the Chargor shall be entitled to:

(i)	receive and retain all monies paid on or derived from the Charged Obligations; and

(ii)	exercise all voting and other rights and powers attaching to the Charged Obligations, provided that it must not do so in a manner which:

(A)	has the effect of changing the terms of such Charged Obligations (or any class of them) or of any Related Rights; or

(B)	is prejudicial to the interests of the Bondholder.

(b)
At any time following the occurrence of an Event of Default, the Bondholder may complete the instrument(s) of transfer or assignments for all or any Charged Assets on behalf of the Chargor in favour of itself or such other person as it may select.

(c)	At any time following the occurrence an Event of Default and any Charged Obligation is registered in the name of the Bondholder or its nominee, the Bondholder shall be under no duty to:

(i)	ensure that any monies payable in respect of the Charged Assets are duly and promptly paid or received by it or its nominee;

(ii)	verify that the correct amounts are paid or received; or

(iii)	take any action in connection with the taking up of any (or any offer of any) Related Rights in respect of or in substitution for, any such Charged Obligation.

8.5	Financing Statements

At the Bondholder’s cost and expense, the Chargor hereby irrevocably authorizes the Bondholder at any time and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto that (a) indicate the Charged Obligations (and all proceeds thereof) as the pledged collateral or words of similar effect, or as being of equal or lesser scope or in greater detail, and (b) contain any other information required by part 5 of Article 9 of the UCC of the jurisdiction of the filing office for the sufficiency or filing office acceptance of any financing statement or amendment.  The Chargor agrees to furnish any such information to the Bondholder promptly upon request.

8.6	Books and Records

The Chargor will keep correct and accurate books and records concerning the Charged Assets and the Bondholder will be entitled to inspect the same at any reasonable time by giving written notice to the Chargor two Business Days in advance.

9.	POWER TO REMEDY

9.1	Power to remedy

If the Chargor does not comply with any of its obligations under this Deed, the Bondholder (without prejudice to any other rights arising as a consequence of such non-compliance) shall, following the occurrence of an Event of Default, be entitled (but not bound) to rectify that default.  The Chargor irrevocably authorises the Bondholder and its officers, employees and agents by way of security to do all such things which are necessary or desirable to rectify that default.

9.2	Mortgagee in possession

The exercise of the powers of the Bondholder under this Clause 9 (Power to Remedy) shall not render it liable as a mortgagee in possession.

9.3	Monies expended

The Chargor shall pay to the Bondholder on demand any monies which are expended by the Bondholder in exercising its powers under this Clause 9 (Power to Remedy), together with interest at the Default Rate from the date on which those monies were expended by the Bondholder (both before and after judgment) and otherwise in accordance with Clause 2.2 (Default interest).

10.	WHEN SECURITY BECOMES ENFORCEABLE

10.1	When enforceable

This Security created by this Deed shall become immediately enforceable upon the occurrence of an Event of Default.

10.2	Statutory powers

Any power of sale and other powers conferred by any applicable law relevant to the enforcement of the Security created by this Deed (as amended or extended by this Deed) shall be immediately exercisable upon and at any time after the occurrence of any Event of Default.

10.3	Enforcement

After the Security created by this Deed has become enforceable, the Bondholder may in its absolute discretion enforce all or any part of such Security in such manner as it sees fit.

11.	ENFORCEMENT OF SECURITY

11.1	General

For the purposes of all rights and powers implied by statute, the Secured Obligations are deemed to have become due and payable on the date of this Deed.

11.2	Powers of Bondholder

(a)
At any time after the Security created by this Deed becomes enforceable (or if so requested by the Chargor by written notice at any time), the Bondholder may without further notice (unless required by law):

(i)	appoint any person (or persons) to be a receiver, receiver and manager or administrative receiver of all or any part of the Charged Assets and/or of the income of the Charged Assets and/or

(ii)	appoint or apply for the appointment of any person who is appropriately qualified as administrator of the Chargor; and/or

(iii)
exercise all or any of the powers conferred by the applicable law (as amended or extended by this Deed) relevant for the enforcement of this Deed and/or all or any of the powers which are conferred by this Deed on a Receiver, in each case without first appointing a Receiver or notwithstanding the appointment of any Receiver; and/or

(iv)
exercise (in the name of the Chargor and without any further consent or authority of the Chargor) any voting rights and any powers or rights which may be exercised by any person(s) in whose name any Charged Obligation or Related Rights is registered or who is the holder of any of them.

11.3	Privileges

Each Receiver and the Bondholder is entitled to all the rights, powers, privileges and immunities conferred by the applicable law on mortgagee (or other holder of security) and receivers when such receivers have been duly appointed.

11.4	No liability

(a)
Neither the Bondholder nor any Receiver shall be liable (A) in respect of all or any part of the Charged Obligations or (B) for any loss or damage which arises out of the exercise or the attempted or purported exercise of, or the failure to exercise any of, its or his respective powers (unless such loss or damage is caused by its or his gross negligence or wilful misconduct).

(b)
Without prejudice to the generality of Clause 11.4(a), neither the Bondholder nor any Receiver shall be liable, by reason of entering into possession of a Charged Obligation, or Related Right to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

11.5	Protection of third parties

No person (including a purchaser) dealing with the Bondholder or any Receiver or Delegate will be concerned to enquire:

(a)	whether the Secured Obligations have become payable; or

(b)	whether any power which the Bondholder or the Receiver is purporting to exercise has become exercisable; or

(c)	whether any money remains due under any Finance Document; or

(d)	how any money paid to the Bondholder or to the Receiver is to be applied.

12.	RECEIVER

12.1	Removal and replacement

The Bondholder may from time to time remove any Receiver appointed by it and, whenever it may deem appropriate, may appoint a new Receiver in the place of any Receiver whose appointment has terminated.

12.2	Multiple Receivers

If at any time there is more than one Receiver of all or any part of the Charged Assets and/or the income of the Charged Assets, each Receiver shall have power to act individually (unless otherwise stated in the appointment document).

12.3	Remuneration

Any Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Bondholder (or, failing such agreement, to be fixed by the Bondholder).

12.4	Payment by Receiver

Only monies actually paid by a Receiver to the Bondholder in relation to the Secured Obligations shall be capable of being applied by the Bondholder in discharge of the Secured Obligations.

12.5	Agent of Chargor

Any Receiver shall be the agent of the Chargor.  The Chargor shall be solely responsible for his acts and defaults and for the payment of his remuneration.  The Bondholder shall incur not any liability (either to the Chargor or to any other person) by reason of the appointment of a Receiver or for any other reason.

13.	POWERS OF RECEIVER

13.1	General powers

Any Receiver shall have all powers which are conferred by any applicable law conferring power on receivers.

13.2	Additional powers

In addition to the powers referred to in Clause 13.1 (General powers), a Receiver shall have the following powers:

(a)	to take possession of, collect and get in all or any part of the Charged Assets and/or income in respect of which he was appointed;

(b)	to manage the Charged Assets as he thinks fit;

(c)
to redeem any Security and to borrow or raise any money and secure the payment of any money in priority to the Secured Obligations for the purpose of the exercise of his powers and/or defraying any costs or liabilities incurred by him in such exercise;

(d)	to sell or concur in selling, loaning or otherwise disposing of all or any part of the Charged Assets in respect of which he was appointed, and, without limitation;

(i)
the consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration (and the amount of such consideration may be dependent upon profit or turnover or be determined by a third party); and

(ii)	any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit;

(e)
to carry out any sale, loan or other disposal of all or any part of the Charged Assets by conveying, transferring, assigning or leasing the same in the name of the Chargor and, for that purpose, to enter into covenants and other contractual obligations in the name of, and so as to bind, the Chargor;

(f)	to take any such proceedings (in the name of the Chargor or otherwise) as he shall think fit in respect of the Charged Obligations and/or income in respect of which he was appointed;

(g)	to enter into or make any such agreement, arrangement or compromise as he shall think fit;

(h)
to appoint and employ such managers, officers and workmen and engage such professional advisers as he shall think fit (including, without prejudice to the generality of the foregoing power, to employ his partners and firm);

(i)	to:

(i)
give valid receipts for all monies and to do all such other things as may seem to him to be incidental or conducive to any other power vested in him or necessary or desirable for the realisation of any Charged Obligation or Related Rights;

(ii)
exercise in relation to each Charged Obligation and Related Rights all such powers and rights as he would be capable of exercising if he were the absolute beneficial owner of the Charged Obligations and Related Rights; and

(iii)	use the name of the Chargor for any of the above purposes.

14.	APPLICATION OF PROCEEDS

14.1	Application

All monies received by the Bondholder or any Receiver after the Security created by this Deed has become enforceable shall (subject to the rights and claims of any person having a security ranking in priority to such Security) be applied in the following order:

(a)
firstly, in satisfaction of, or provision for, all costs, charges and expenses incurred, and payments made, by the Bondholder or any Receiver or Delegate and of all remuneration due to the Receiver in connection with this Deed or the Charged Obligations;

(b)	secondly, in or towards satisfaction of the Secured Obligations; and

(c)	thirdly, in payment of any surplus to the Chargor.

14.2	Contingencies

If the Security created by this Deed is enforced at a time when no amounts are due under the Finance Documents (but at a time when amounts may become so due), the Bondholder or a Receiver may pay the proceeds of any recoveries effected by it into a blocked suspense account (bearing interest at such rate (if any)) as the Bondholder may determine.

14.3	Suspense account

All monies received, recovered or realised by the Bondholder under or in connection with this Deed may at the discretion of the Bondholder be credited to a separate suspense account for so long as the Bondholder determines (with interest accruing thereon at such rate (if any) as the Bondholder may determine without the Bondholder having any obligation to apply such monies and interest or any part of it in or towards the discharge of any of the Secured Obligations unless such monies would clear all Secured Obligations in full.

15.	SET-OFF

15.1	Set-off rights

(a)
The Bondholder may set off any matured obligation due from the Chargor (whether under the Finance Documents or which has been assigned to the Bondholder by the Chargor) against any matured obligation owed by the Bondholder to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.

(b)
At any time after the Security created by this Deed has become enforceable (and in addition to its rights under Clause 15.1(a)), the Bondholder may (but shall not be obliged to) set-off any contingent liability owed by the Chargor under any Finance Document against any obligation (whether or not matured) owed by the Bondholder to the Chargor, regardless of the place of payment, booking branch or currency of either obligation.

(c)	If the obligations are in different currencies, the Bondholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

(d)	If either obligation is unliquidated or unascertained, the Bondholder may set off in an amount estimated by it in good faith to be the amount of that obligation.

16.	DELEGATION

Each of the Bondholder and any Receiver may delegate, by power of attorney (or in any other manner) to any person, any right, power or discretion exercisable by them under this Deed upon any terms (including power to sub-delegate) which it may think fit.  Neither the Bondholder nor any Receiver shall be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any Delegate.

17.	FURTHER ASSURANCES

17.1	Further action

The Chargor shall at its own expense, immediately do all acts and execute all documents as the Bondholder or a Receiver may reasonably specify (and in such form as the Bondholder or a Receiver may reasonably require) for:

(a)	creating, perfecting or protecting the Security intended to be created by this Deed;

(b)	facilitating the realisation of any Charged Obligation or Related Rights;

(c)
facilitating the exercise of any rights, powers and remedies exercisable by the Bondholder or any Receiver or any Delegate in respect of any Charged Obligation or Related Rights or provided by or pursuant to the Finance Documents or by law; or

(d)
creating and perfecting Security in favour of the Bondholder over any property and assets of that Chargor located in any jurisdiction outside Hong Kong equivalent or similar to the Security intended to be created by or pursuant to this Deed.

This includes:

(e)	the re-execution of this Deed;

(f)	the execution of any legal mortgage, charge, transfer, conveyance, assignment, assignation or assurance of any property, whether to the Bondholder or to its nominee; and

(g)	the giving of any notice, order or direction and the making of any filing or registration

(h)	which, in any such case, the Bondholder may think expedient.

17.2	Finance Documents

Except as provided in Clause 8.5, the Chargor shall at its own expense take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Bondholder by or pursuant to the Finance Documents.

17.3	Specific security

Without prejudice to the generality of Clause 17.1 (Further action), the Chargor will immediately upon request by the Bondholder execute any document contemplated by that clause over any Charged Obligation which is subject to or intended to be subject to any fixed security under this Deed.

18.	POWER OF ATTORNEY

The Chargor, by way of security, irrevocably and severally appoints the Bondholder, each Receiver and any Delegate to be its attorney to take any action which the Chargor is obliged to take under this Deed but which it has failed to take, including under Clause 17 (Further Assurances).  The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this clause.

19.	CURRENCY CONVERSION

All monies received or held by the Bondholder or any Receiver under this Deed may be converted from their existing currency into such other currency as the Bondholder or the Receiver considers necessary or desirable to cover the obligations and liabilities comprised in the Secured Obligations in that other currency.  The Chargor shall indemnify the Bondholder against all costs, charges and expenses incurred in relation to such conversion. Neither the Bondholder nor any Receiver shall have any liability to the Chargor in respect of any loss resulting from any fluctuation in exchange rates after any such conversion.

20.	CHANGES TO THE PARTIES

20.1	Chargor

The Chargor may not assign or transfer in any manner whatsoever any of its rights or obligations under this Deed.

20.2	Bondholder

The Bondholder may only assign or transfer any of its rights, benefits, duties or obligations hereunder in accordance with and on the same basis that it may assign or transfer any rights, benefits, duties or obligations which it has under the terms of the Instruments.

21.	MISCELLANEOUS

21.1	Protective Clauses

Neither the liability of the Chargor nor the validity or enforceability of this Deed shall be prejudiced, affected or discharged by:

(a)	the granting of any time or indulgence to the Chargor or any other person;

(b)	any variation or modification of any Finance Document or any other document referred to therein;

(c)	the invalidity or unenforceability of any obligation or liability of the Individual Guarantor, the Chargor or the Corporate Guarantors under any of the Finance Documents;

(d)	any invalidity or irregularity in the execution of any Finance Document or this Deed;

(e)
any deficiency in the powers of the Chargor, the Individual Guarantor or the Corporate Guarantors to enter into or perform any of its obligations under any Finance Document or any irregularity in the exercise thereof or any lack of authority by any person purporting to act on behalf of the foregoing;

(f)	the insolvency or liquidation or any incapacity, disability or limitation or any change in the constitution or status of the Chargor, Individual Guarantor or the Corporate Guarantors;

(g)
any Finance Document or right or remedy being or becoming held by or available to the Bondholder or by any of the same being or becoming wholly or partly void, voidable, unenforceable or impaired or by the Bondholder at any time releasing, refraining from enforcing, varying or in any other way dealing with any of the same or any power, right or remedy the Bondholder may now or hereafter have from or against the Chargor or any other person;

(h)	any waiver, exercise, omission to exercise, compromise, renewal or release of any rights against the Chargor or any other person or any compromise, arrangement or settlement with any of the same; or

(i)	any act, omission, event or circumstance which would or may but for this provision operate to prejudice, affect or discharge this Deed or the liability of the Chargor hereunder.

22.	NOTICES

22.1	Mode of Service

Any notice or other communication to be made under or in connection with this Deed shall, unless otherwise stated herein, be in writing and shall be sent by overnight prepaid courier, facsimile or hand delivery:

If to the Chargor to:

GLOBAL PHARM HOLDINGS GROUP, INC.

25/F New World Center, No. 6009
Yitian road, Futian District, Shenzhen
People’s Republic of China
Attn: Mr. Yin Yun-lu

Fax No.: +86 755 8303 9671

If to the Bondholder to:

BLAZER DELIGHT LIMITED

c/o Gen2 Partners Limited
2101-02, 2/F.,
Infinitus Plaza,
199 Des Voeux Road Central,
Hong Kong.

Attention: Barry Lau/Bruce Tseng
Fax No.: +852 2117 1410

or to such other address, facsimile number, Person or department as the Chargor or Bondholder (as the case may be) may designate for itself by not less than five Business Days' notice.

22.2	Delivery

(a)	Subject to Clause 22.2(c), any communication or document made or delivered by one Person to another under or in connection with this Deed will only be effectively made or delivered:

(i)	if sent by fax, when first received in legible form; or

(ii)	if sent by certified or registered post with return receipt requested, when delivered against receipt; or

(iii)	if delivered in Person, at the time of delivery;

and, if a particular department or officer is specified as part of its address details provided under Clause 22.1 (Mode of Service), if addressed to that department or officer.

(b)
Any communication or document given under paragraph (a) which is received after 5 p.m. in the place of receipt or on a day which is not a Business Day shall be deemed to have been received at 9 a.m. on the following Business Day.

(c)
Any communication or document to be made or delivered to the Bondholder under or in connection with this Deed will only be effectively made or delivered when actually received by the Bondholder and then only if it is expressly marked for the attention of the department or officer referred to in Clause 22.1 (Mode of Service) (or any substitute department or officer as the Bondholder shall specify for this purpose).

23.	CALCULATIONS AND CERTIFICATES

Any certificate or determination by the Bondholder specifying the amount of any Secured Obligation due from the Chargor (including details of any relevant calculation thereof) is, in the absence of manifest error, conclusive evidence against the Chargor of the matters to which it relates.

24.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of any of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

25.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Bondholder, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise, or the exercise of any other right or remedy.  The rights and remedies provided are cumulative and not exclusive of any rights or remedies provided by law.

26.	AMENDMENTS AND WAIVERS

Any provision of this Deed may be amended only if the Bondholder and the Chargor on their behalf so agree in writing and any breach of this Deed may be waived before or after it occurs only if the Bondholder so agrees in writing.  A waiver given or consent granted by the Bondholder under this Deed will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

27.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures (and seals, if any) on the counterparts were on a single copy of this Deed.

28.	RELEASE

28.1	Confirmation

The Bondholder shall, as soon as reasonably practicable after the Secured Obligations have been unconditionally and irrevocably repaid and discharged (and, in any event, within 14 days), deliver a confirmation in writing to the Chargor that all such Secured Obligations have been so repaid and discharged.

28.2	Release

Upon the expiry of the Security Period (but not otherwise) the Bondholder shall, at the request and cost of the Chargor, take whatever action is necessary to release or re-assign (without recourse or warranty) the Charged Obligations from the Security.

28.3	Reinstatement

Where any discharge (whether in respect of the obligations of the Chargor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise (without limitation), the liability of the Chargor under this Deed shall continue as if the discharge or arrangement had not occurred.  The Bondholder may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

29.	GOVERNING LAW AND ENFORCEMENT

(a)	This Deed is governed by, and shall be construed in accordance with, the laws of Hong Kong.

(b)
Any disputes arising out of this Deed, whether in tort, contract, under statute or otherwise, including any question regarding the existence, validity, interpretation, breach or termination of this Deed, shall be finally resolved by arbitration under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force as at the date of this Deed (the “Rules”), which Rules are deemed to be incorporated by reference into this Deed, as amended herein.

(c)
The Tribunal shall consist of three (3) arbitrators, to be appointed in accordance with the Rules, as amended herein. The Parties agree that all three arbitrators can be selected from outside the panel of arbitrators of the Hong Kong International Arbitration Centre (“HKIAC”).

(d)	The appointing authority shall be HKIAC, which shall also administer any arbitration commenced under this Deed.

(e)	The seat of the arbitration shall be Hong Kong.

(f)	The language of the arbitration proceedings shall be English.

(g)	Any Award of the Tribunal shall be made in writing and shall be final and binding on the Parties from the day it is made. The Parties undertake to carry out the Award delay.

(h)	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall apply to any arbitration hereunder:

(i)	Section 2 of Schedule 2 (“Consolidation of arbitrations”); and

(ii)	Section 4 of Schedule 2 (“Challenging arbitral award on ground of serious irregularity”).

(i)	The following provisions of the Arbitration Ordinance (chapter 609 of the laws of Hong Kong) shall not apply to any arbitration hereunder:

(i)	Section 1 of Schedule 2 (“Sole Arbitrator”);

(ii)	Section 3 of Schedule 2 (“Decision of preliminary question of law by Court”); and

(iii)	Section 5 of Schedule 2 (“Appeal against arbitral award on question of law”).

(j)	Nothing in this Clause 29 shall be construed as preventing any Party from seeking conservatory or interim relief from any court of competent jurisdiction.

(k)
The Chargor irrevocably appoints Binomial Bio Pharm Group Limited of Flat E, 4/F, Valiant Industrial Centre, 2-12 Au Pui Wan Street, Fotan, Shatin, N.T., Hong Kong as his authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, the Chargor shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the Bondholder a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

(l)
The Bondholder irrevocably appoints Gen2 Partners Limited of 2101-02, 2/F Infinitus Plaza, 199 Des Voeux Road Central, Hong Kong as its authorised agent for service of any legal process in Hong Kong. If for any reason such agent shall cease to be such agent for service of process, the Bondholder shall forthwith appoint a new agent for service of process in Hong Kong and deliver to the Chargor a copy of the new agent’s acceptance of that appointment within 30 days.  Nothing in this Deed shall affect the right to serve process in any other manner permitted by law.

IN WITNESS of which this Deed has been duly executed by the Chargor as a deed and duly executed by the Bondholder and has been delivered on the first date specified on page 1 of this Deed by the Chargor.

EXECUTION

SIGNED, SEALED AND DELIVERED	)
as a Deed by	)
GLOBAL PHARM	)
HOLDINGS GROUP, INC.	)
acting by its attorney	)
YIN YUN-LU	)	/s/ Yin Yun-Lu
Title: Director

Witness	/s/ Cynthia Tan
Full name	Cynthia Tan
Title	Lawyer

EXECUTED as a DEED by	)
BLAZER DELIGHT LIMITED	)
acting by	)
)
who, in accordance	)
with the laws of the territory in which the	)
company is incorporated is/are	)
acting under the authority of the company	)	/s/ Bruce Tseng
Authorised Signatory

SCHEDULE 1

CHARGED ASSETS

Date Incurred or Created	Amount	Nature of Obligation	Relevant Document

1. The date of this Deed	None	None	None